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                                EXHIBIT 99-A(2)
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                                                                 EXHIBIT 99-A(2)

                             1994 STOCK OPTION PLAN
                    (AS AMENDED EFFECTIVE OCTOBER 25, 1995)

                                  ARTICLE ONE

                               GENERAL PROVISIONS

I.  PURPOSES OF THE PLAN

     A. This 1994 Stock Option Plan (the "Plan") is intended to promote the interests of Genentech, Inc., a Delaware corporation (the "Company"), by providing a method whereby the Company may retain the services of persons now employed by or serving as consultants or directors to it, secure and retain the services of persons capable of filling such positions and provide incentives for such persons to exert maximum efforts for the success of the Company or its parent or subsidiary corporations.

     B. For purposes of the Plan, the following definitions shall be in effect:

          CHANGE IN CONTROL: "Change in Control" shall have the meaning set forth in Article Two, II.C. hereof.

          CLOSING SELLING PRICE: The Closing Selling Price per share of Special Common Stock on any relevant date under the Plan shall be the closing selling price per share of Special Common Stock, if such Special Common Stock is reported on a national securities exchange or reported on the NASDAQ National Market System (or any successor system), for the trading day immediately preceding the date in question, as such price is published in the Wall Street Journal (or if such publication is not available, a comparable publication selected by the Committee).

          CONSULTANT: An individual shall be considered to be a Consultant for so long as such individual continues to render personal services to the Company or one or more of its parent or subsidiary corporations as an independent contractor.

          CORPORATE TRANSACTION: "Corporate Transaction" shall have the meaning set forth in Article Two, II. A. hereof.

          EMPLOYEE: An individual shall be considered to be an Employee for so long as such individual remains in the employ of the Company or one or more of its Parent or Subsidiary.

          PARENT: A corporation shall be deemed to be a parent of the Company if it is a corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each such corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          SECTION 16(b) INSIDER: An individual shall be considered to be a
     Section 16(b) Insider on any relevant date under the Plan if such individual (A) is at the time an officer or director of the Company subject to the short-swing profit restrictions of the regulations promulgated under
     Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act") or (B) unless Section 16 or regulations promulgated thereunder are amended to provide otherwise, was such an officer or director at any time during the six month period immediately preceding the date in question and made any purchase or sale of Special Common Stock during such six-month period.

          SERVICE: An individual shall be deemed to be in the Service of the Company for so long as such individual renders service on a periodic basis to the Company or one or more of its Parent or Subsidiaries as an Employee or Consultant.

          SPECIAL COMMON STOCK: The Special Common Stock issuable under the Plan shall be shares of the Company's Callable Putable Common Stock, par value $0.02 per share.
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          SUBSIDIARY: A corporation shall be deemed to be a subsidiary of the
     Company if it is one of the corporations (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of nonstatutory option grants under Article Two and all Corporate Transaction provisions of the Plan, the term "subsidiary" shall also include any partnership, joint venture or other business entity of which the Company owns, directly or indirectly through another subsidiary corporation, more than a fifty percent (50%) interest in voting power, capital or profits.

     C. Stock option grants made to any individual under the Plan shall not in any way affect, limit or restrict such individual's eligibility to participate in any other stock plan or other compensation or benefit plan, arrangement or practice now or hereafter maintained by the Company or any Parent or Subsidiary.

     D. Except for the grant of options to be made pursuant to the Automatic Grant Program set forth in Article Three below and Section I of Article Three of the Company's 1990 Stock Option/Stock Incentive Plan, as amended (the "1990 Plan"), to persons (i) elected or appointed a director of the Company after this Plan is adopted by the Board and prior to April 30, 1995, or (ii) who become a non-Employee Board member after this Plan is adopted by the Board and prior to April 30, 1995, non-Employee Board members shall not be eligible to receive any option grants or stock issuances under this Plan or any other stock plan of the Company or any Parent or Subsidiary. The terms of Section I of Article Three of the 1990 Plan providing for automatic option grants to non-Employee members of the Board shall terminate on April 30, 1995.

II.  ADMINISTRATION OF THE PLAN

     A. The Plan shall be administered by the Compensation Committee (the "Committee"). The Committee shall be comprised of not less than two (2) Board members ("Disinterested Directors") who: (i) were not during the one year prior to serving on the Committee granted or awarded equity securities under this Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Company or its Parent or Subsidiaries, except as permitted by Rule 16b-3(c)(2)(i) promulgated under the 1934 Act ("Rule 16b-3(c)(2)(i)") or (ii) are otherwise considered to be "disinterested directors" within Rule 16b-3(c)(2)(i), or any other applicable rules, regulations or interpretations of the Securities and Exchange Commission (the "SEC"). The Board may from time to time appoint members to the Committee in substitution for (or in addition to) members previously appointed, and the Board shall have the authority to fill any and all vacancies on the Committee, however caused. The requirement that the Committee be composed of disinterested directors shall not apply during any period in which the Company does not have an equity security registered under
Section 12 of the 1934 Act.

     B. Subject to limitations contained elsewhere herein and to the provisions of Section IV., C. and D. of this Article I relating to adjustments upon changes in stock, the aggregate number of shares of stock that may be subject to options granted to any Employee in a calendar year shall not exceed two hundred fifty thousand (250,000) shares of the Company's Special Common Stock.

     C. Subject to the express provisions of the Plan, the Committee shall have plenary authority:

          (i) to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan; and

          (ii) to change the terms and conditions of any outstanding discretionary option grant or unvested stock issuance, provided such action does not, without the consent of the holder, adversely affect the rights and obligations such individual may have under the Plan or an outstanding grant.

     D. Determinations of the Committee on all matters relating to the Plan and any discretionary option grants made hereunder shall be final, binding and conclusive on all persons having any interest in the Plan or any options granted issued under the Plan.

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III.  STRUCTURE OF THE PLAN

     A. The Plan shall be divided into two separate components: the Option Grant Program specified in Article Two and the Automatic Grant Program specified in Article Three. Under the Option Grant Program, eligible Employees and Consultants may be granted options to purchase shares of Special Common Stock at an exercise price equal to not less than 50% of the Closing Selling Price per share on the grant date. Under the Automatic Grant Program, non-Employee Board members shall automatically be granted options to purchase shares of Special Common Stock on the dates and in the amounts specified in Article Three below at an exercise price of 100% of the Closing Selling Price per share of Special Common Stock on the date of grant.

     B. The provisions of Articles One, Four and Five of the Plan shall apply to the Option Grant Program and the Automatic Option Grant Program and shall accordingly govern the interests of all individuals in the Plan.

IV.  ELIGIBILITY FOR OPTION GRANTS

     A. The individuals eligible to receive option grants ("Optionees") pursuant to the Plan shall be limited to (i) those Employees and Consultants selected by the Committee; and (ii) those non-Employee Board members who are entitled to option grants pursuant to the Automatic Option Grant Program of Article Three.

V.  STOCK SUBJECT TO THE PLAN

     A. The Special Common Stock issuable under the Plan shall be made available either from authorized but unissued shares of Special Common Stock or from shares of Special Common Stock reacquired by the Company on the open market. The aggregate number of shares of Special Common Stock issuable over the term of this Plan, whether through exercised options or direct stock issuances, shall not exceed 4,500,000 shares (subject to adjustment from time to time in accordance with subparagraphs C. and D. below).

     B. Should an option granted under this Plan expire or terminate for any reason prior to exercise or surrender in full (including options canceled in accordance with the cancellation-regrant provisions of the Option Grant Program), the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under this Plan. Shares repurchased by the Company pursuant to its repurchase rights under the Plan shall not be available for subsequent issuance.

     C. In the event any change is made to the Special Common Stock issuable under the Plan by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding Special Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Committee to (i) the aggregate number and/or class of shares issuable under this Plan and the maximum number and/or class of shares purchasable per Employee pursuant to the applicable limitation of Section II.B of this Article One and the number and/or class of shares for which the automatic option grants are to be made pursuant to the provisions of Article Three, to reflect the effect of such change upon the Company's capital structure, and (ii) the number and/or class of shares and the exercise price per share of the stock subject to each outstanding option in order to preclude the dilution or enlargement of benefits thereunder. All adjustments made by the Committee pursuant to this subparagraph C. shall be final, binding and conclusive.

     D. Subject to the special priority provisions of Article Five of the Plan, in the event that (i) the Company is the surviving entity in any Corporate Transaction that does not result in the termination of outstanding options pursuant to the Corporate Transaction provisions of the Plan or (ii) the outstanding options under the Plan are to be assumed in connection with such Corporate Transaction, then each such continuing or assumed option shall, immediately after such Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would be issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Special Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share subject to each option, provided that the aggregate exercise price of such option shall remain the same. In addition, the aggregate number and/or class of shares issuable under

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this Plan shall be appropriately adjusted to reflect the effect of such
Corporate Transaction upon the Company's capital structure.

                                  ARTICLE TWO

                              OPTION GRANT PROGRAM

I.  TERMS AND CONDITIONS OF OPTIONS

     A. The Committee shall have plenary authority (subject to the express provisions of the Plan) to determine which Employees and Consultants are to be granted options under this Option Grant Program, the number of shares to be covered by each such option, the status of the granted option as either an incentive stock option ("Incentive Option") which meets the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or a non-statutory option not intended to meet such requirements, the time or times at which such option is to become exercisable, the time or times at which such option (or the Shares subject to such option) becomes vested (referred to herein as the "vesting schedule") and the term for which the option is to remain outstanding, up to a maximum term of twenty (20) years.

     B. The granted options shall be evidenced by instruments in such form as the Committee shall from time to time approve; provided, however, that each such instrument shall comply with and incorporate the terms and conditions specified below, except as such terms and conditions must be modified for Incentive Options as set forth below in Section III of this Article Two.

  1.  Exercise Price.

     a. The exercise price per share shall be fixed by the Committee, but in no event shall the exercise price per share be less than fifty percent (50%) of the Closing Selling Price per share of Special Common Stock on the date of the option grant.

     b. The exercise price shall become immediately due upon exercise of the option and shall, subject to the loan provisions of this Article Two, be payable in one of the alternative forms specified below:

          (A) full payment in cash or check made payable to the Company's order; or

          (B) full payment in shares of Special Common Stock held by the Optionee for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at the Closing Selling Price on the Exercise Date (as such term is defined below); or

          (C) full payment in a combination of shares of Special Common Stock held by the Optionee for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at the Closing Selling Price on the Exercise Date and cash or check.

     c. For purposes of subparagraph b. above, the Exercise Date shall be the first date on which there is delivered to the Company both (i) written notice of the exercise of the option and (ii) payment of the exercise price for the purchased shares.

  2.  Term and Exercise of Options.

     a. Each option granted under this Option Grant Program shall be exercisable in one or more installments over the Optionee's period of Service as shall be determined by the Committee and set forth in the instrument evidencing such option; provided, however, that unless no longer required by SEC Rule 16b-3 issued under Section 16(b) of the 1934 Act, no such option granted to a Section 16(b) Insider shall become exercisable in whole or in part within the first six
(6) months after the grant date, except in the event of the Optionee's death or disability.

     b. Except for options granted to Section 16(b) Insiders, an option may be exercisable by the Optionee or, in the event the Optionee is permanently disabled (as such term is defined in Section 22(e) of the Code), by his or her spouse, and such option may be transferred by the Optionee to a trust for such Optionee's benefit or

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the benefit of an immediate family member or by will or the laws of descent or distribution. An option granted to a Section 16(b) Insider shall, during the lifetime of such Optionee, be exercisable only by that Optionee and shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution.

     c. The Committee may, at its discretion, accelerate the vesting schedule of any outstanding option at any time.

  3.  Termination of Service.

     a. Should an Optionee cease to continue in Service for any reason (other than termination due to death or permanent disability) while the holder of one or more outstanding options under this Option Grant Program, then such options shall not be exercisable at any time after the earlier of (i) the specified expiration date of the option term or (ii) the expiration of three (3) months after the Optionee's cessation of Service. Each such option shall, during the applicable period following cessation of Service, be exercisable only to the extent of the number of shares (if any) in which the Optionee is vested on the date of such cessation of Service; provided, however, that the Committee shall have the discretion to specify, either at the time the option is granted or at the time that the Optionee ceases Service, that vesting of such option may be extended for a period not to exceed three (3) years from the date of cessation of Service and that the applicable expiration period set forth in clause (ii) may be increased to a period of up to five (5) years.

     b. Should an Optionee cease to continue in Service due to death or permanent disability while the holder of one or more outstanding options under this Option Grant Program, then such options shall not be exercisable at any time after the earlier of (i) the specified expiration date of the option term or (ii) the expiration of three (3) months after the Optionee's cessation of Service. Each such option shall, during the applicable period following cessation of Service, be exercisable only to the extent of the number of shares (if any) in which the Optionee is vested on the date of such cessation of Service; provided, however, that the Committee shall have the discretion to specify, either at the time the option is granted or at the time that the Optionee ceases Service, that the vesting of such option may be accelerated or extended from the date of cessation of Service and that the period of exercisability can be increased up to the expiration date of the option term.

     c. Any option granted to an Optionee under this Option Grant Program and outstanding in whole or in part on the date of the Optionee's death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution in the case of the Optionee's death, and any option granted to an Optionee under this Option Grant Program which is outstanding in whole or in part on the date of the Optionee's cessation of Service due to permanent disability may be exercised by the Optionee's spouse or designee. Any such exercise must be in accordance with subparagraph b.

     d. The Committee shall have complete discretion, exercisable either at the time the option is granted or at the time the Optionee ceases Service, to establish as a provision applicable to the exercise of one or more options granted under this Option Grant Program that during the limited period of exercisability following cessation of Service due to retirement, "plant closing" or "mass layoff" (as such terms are defined at 29 U.S.C. Section 2101) that is subject to the notice requirements of 29 U.S.C. Section 2102, the option will continue to vest according to the vesting schedule that would have applied had the Optionee continued in Service.

  4.  Repurchase Rights.

     a. Options may provide that notwithstanding any vesting schedule pursuant to subparagraph 2.a. above, they may be exercised prior to such vesting schedule so long as the Optionee enters into a repurchase agreement satisfactory to the Company. The shares of Special Common Stock acquired upon the exercise of one or more options granted under this Option Grant Program may be subject to repurchase by the Company, at the exercise price paid per share, upon the Optionee's cessation of Service prior to vesting in such shares.

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     b. Any such repurchase right shall be exercisable by the Company upon such terms and conditions (including the establishment of the appropriate vesting schedule and other provision for the expiration of such right in one or more installments over the Optionee's period of Service) as the Committee may specify in the instrument evidencing such right, which instrument shall include appropriate terms with respect to the legending of stock certificates and the placing of unvested shares into escrow.

     c. All of the Company's outstanding repurchase rights shall automatically terminate, and all shares purchased under this Option Grant Program shall immediately vest in full, upon the occurrence of any Corporate Transaction or Change in Control; provided, however, that no such termination of repurchase rights or immediate vesting of the purchased shares shall occur if (and to the extent that): (i) the Company's outstanding repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such termination of repurchase rights and acceleration of vesting are precluded by other limitations imposed by the Committee either at the time the option is granted or at the time the option shares are purchased.

  5.  Stockholder Rights.

     An option holder shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price and satisfied all other conditions precedent to the issuance of certificates for the purchased shares.

II.  CORPORATE TRANSACTION/CHANGE IN CONTROL

     A. In the event of any of the following transactions (a "Corporate Transaction"):

          (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation,

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company to any entity other than a Subsidiary of the Company, or

          (iii) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock held by persons who are not "Subject Persons" as defined in Article Eleventh of the Company's Certificate of Incorporation (as in effect on September 7, 1990) including persons included in such definition by subparagraph (b) thereof is transferred to holders different from those who held the stock immediately prior to such merger, then the exercisability of each option outstanding under this Option Grant Program shall be automatically accelerated so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Special Common Stock purchasable under such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Option Grant Program shall not be so accelerated if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, or (ii) such option is to be replaced by a comparable cash incentive program of the successor corporation based on the value of the option at the time of the Corporate Transaction, or (iii) the acceleration of such option is subject to other applicable limitations imposed by the Committee at the time of grant. The determination of comparability under clause (i) or (ii) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

     B. Upon the consummation of the Corporate Transaction, all outstanding options under this Option Grant Program shall, to the extent not previously exercised or assumed by the successor corporation or its parent company, terminate and cease to be outstanding.

     C. In the event of any of the following transactions (a "Change in Control"):

          (i) the acquisition by a person or group of related persons, other than the Company or any person controlling, controlled by or under common control with the Company, of beneficial ownership (as determined pursuant to the provisions of Rule 13d-3 under the 1934 Act) of securities of the Company

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     representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities pursuant to a transaction or series of related transactions which the Board does not approve; or

          (ii) the first date within any period of thirty-six (36) consecutive months or less on which there is effected any change in the composition of the Board such that the majority of the Board (determined by rounding up to the next whole number) ceases to be comprised of individuals who either (I) have been members of the Board continuously since the beginning of such period or (II) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (I) who were still in office at the time such election or nomination was approved by the Board; then the exercisability of each option outstanding under this Option Grant Program shall be automatically accelerated so that each such option shall become exercisable, immediately prior to such Change in Control, for the full number of shares purchasable under such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Option Grant Program shall not be so accelerated if and to the extent one or more limitations imposed by the Committee at the time of grant preclude such acceleration upon a Change in Control.

     D. The grant of options under this Option Grant Program shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.  INCENTIVE OPTIONS

     A. The terms and conditions specified below shall be applicable to all Incentive Options granted under this Option Grant Program. Options which are specifically designated as "non-statutory" options when issued under this Option Grant Program shall not be subject to such terms and conditions.

  1.  Option Price.

     The option price per share of the Special Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Closing Selling Price per share of Special Common Stock on the grant date.

  2.  10% Stockholder.

     If any individual to whom an Incentive Option is to be granted pursuant to the provisions of this Option Grant Program is on the grant date the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing 10% or more of the total combined voting power of all classes of stock of the Company or any one of its Parent or Subsidiaries (such person to be herein referred to as a 10% Stockholder), then (i) the option price per share shall not be less than one hundred and ten percent (110%) of the Closing Selling Price per share of Special Common Stock on the grant date and (ii) the maximum term of the option shall not exceed five (5) years from the grant date.

  3.  Dollar Limitation.

     The aggregate fair market value (determined on the basis of the Closing Selling Price in effect on the respective date or dates of grant) of the Special Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Company or its Parent or Subsidiaries) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted.

  4.  Term and Exercise of Options.

     a. No Incentive Option shall have a term in excess of ten (10) years from the grant date.

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     b. An Incentive Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee.

  5.  Termination of Service.

     Notwithstanding any term in the Plan to the contrary, an Incentive Option must be exercised within the three (3) month period commencing with the date of cessation of Employee status for any reason, except that in the event the Optionee's cessation of Employee status is due to permanent disability, such period shall be one (1) year from the date of such cessation of Employee status. Incentive Options not exercised within the applicable period shall be treated as non-statutory options.

     B. Except as modified by the preceding provisions of this Incentive Options section, all the provisions of this Option Grant Program shall be applicable to the Incentive Options granted hereunder. If any option originally granted as an Incentive Stock Option is modified so as not to qualify under the Code as an Incentive Stock Option, such modified Incentive Stock Option shall be a non-statutory option.

IV.  CANCELLATION AND RE-GRANT OF OPTIONS

     The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under this Option Grant Program and to grant in substitution therefor new options under this Plan covering the same or different numbers of shares of Special Common Stock but having an option price per share not less than fifty percent (50%) of the Closing Selling Price (one hundred percent (100%) of the Closing Selling Price in the case of an Incentive Option or, in the case of a 10% Stockholder, not less than one hundred and ten percent (110%) of the Closing Selling Price) per share of Special Common Stock on the new grant date.

V.  LOANS OR GUARANTEE OF LOANS

     The Committee may assist any Employee (including any officer or director) in the exercise of one or more options under this Option Grant Program by (a) authorizing the extension of a loan to such Employee from the Company, (b) permitting the Employee to pay the option price for the purchased Special Common Stock in installments over a period of years or (c) authorizing a guarantee by the Company of a third-party loan to the Employee. The terms of any loan, installment method of payment or guarantee (including the interest rate and terms of repayment) shall be established by the Committee in its sole discretion. Loans, installment payments and guarantees may be granted without security or collateral, but the maximum credit available to the Optionee shall not exceed the sum of (i) the aggregate exercise price (less the par value) of the purchased shares plus (ii) any Federal and State income and employment tax liability incurred by the Employee in connection with the exercise of the option.

                                 ARTICLE THREE

                            AUTOMATIC GRANT PROGRAM

I.  AUTOMATIC GRANTS

     On April 30, 1995, each individual who is a non-Employee member of the Board on such date shall automatically be granted a non-statutory option under this Article Three to purchase 15,000 shares of Special Common Stock. Each non-Employee who is first appointed or elected a member of the Board after April 30, 1995 shall automatically be granted, on the date of such individual's election to the Board, a non-statutory option under this Article Three to purchase 15,000 shares of Special Common Stock. Each Employee director who is first elected a member of the Board and who subsequently becomes a non-Employee director after April 30, 1995 shall automatically be granted, on the date of such individual's change from Employee to non-Employee director, a non-statutory option under this Article Three to purchase 15,000 shares of Special Common Stock.

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II.  TERMS AND CONDITIONS OF GRANT

     Each option granted in accordance with the provisions of this Article Three shall be evidenced by an instrument in such form as the Committee approves from time to time for grants made under Article Two; provided, however, that each such automatic grant shall be subject to the following terms and conditions:

  A.  Exercise Price.

     The exercise price per share shall be one hundred percent (100%) of the Closing Selling Price per share of Special Common Stock on the grant date.

  B.  Term and Vesting of Options.

     1. Except as otherwise specified below, each option shall vest in increments of 5,000 shares on the first, second and third anniversaries of the grant date and shall thereafter remain exercisable until the expiration or earlier termination of the option term.

     2. Each granted option shall have a term of ten (10) years measured from the grant date.

  C.  Exercise of Option.

     Upon exercise of the option, the option exercise price for the purchased shares shall become immediately due and payable in full in one of the alternative forms specified below:

          (i) cash or check payable to the Company's order;

          (ii) shares of Special Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at the Closing Selling Price on the date of exercise; or

          (iii) any combination of the foregoing so long as the total payment equals the aggregate exercise price for the purchased shares.

  D.  Non-Transferability.

     During the lifetime of the Optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution.

  E.  Effect of Termination of Board Membership.

     1. Should an Optionee cease to be a member of the Board for any reason (other than death) prior to the expiration date of the automatic grant held by the optionee under this Article Three, then such grant shall remain exercisable, for any shares of Special Common Stock for which the option is exercisable at the time of such cessation of Board membership, for a period not to exceed the earlier of (i) the expiration of the three (3) month period following the date of such cessation of Board membership or (ii) the specified expiration date of the option term.

     2. Should the Optionee's membership on the Board cease by reason of death, then each outstanding grant held by the optionee under this Article Three may be subsequently exercised, for any shares of Special Common Stock for which the option is exercisable at the time of the Optionee's cessation of Board membership, by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution. Any such exercise must, however, occur prior to the earlier of (i) the expiration of the twelve (12) month period following the date of the Optionee's death or (ii) the specified expiration date of the option term.

  F.  Stockholder Rights.

     An option holder shall have none of the rights of a stockholder with respect to any shares covered by an option granted under this Article Three until such individual shall have exercised the option, paid the option exercise price in full and satisfied all other conditions precedent to the issuance of certificates for the purchased shares.

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III.  CORPORATE TRANSACTION

     A. In the event of a Corporate Transaction, options granted under the Automatic Grant Program shall be treated as described in Section II of Article Two, except the provisions of clause (iii) of the penultimate sentence of
Section II A(iii) of Article Two shall not apply.

IV.  CHANGE IN CONTROL

     A. In the event of a Change in Control, options granted under the Automatic Grant Program shall be treated as described in Section II of Article Two, except the last sentence of Section II C.(ii) of Article Two shall not apply.

                                  ARTICLE FOUR

                                 MISCELLANEOUS

I.  TAX WITHHOLDING

     A. The Company's obligation to deliver shares upon the exercise or surrender of stock options granted under Article Two shall be subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

     B. The Committee may, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3 or any successor rule or regulation) provide any or all Optionees or Recipients with the election to have the Company withhold, from the shares of Special Common Stock purchased or issued under the Plan, one or more of such shares with an aggregate Closing Selling Price equal to the designated percentage (up to 100% specified by the Optionee or Recipient) of the Federal and State income taxes ("Taxes") incurred in connection with the acquisition of such shares. In lieu of such direct withholding, one or more Optionees or Recipients may also be granted the right to deliver unrestricted shares of Special Common Stock to the Company in satisfaction of such Taxes. The withheld or delivered shares shall be valued at the Closing Selling Price on the applicable determination date for such Taxes.

II.  AMENDMENT OF THE PLAN

     A. The Board shall have the complete and exclusive authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to any stock options then outstanding under the Plan. In addition, with a view to making available the benefits provided by Section 422 of the Code and/or SEC Rule 16b-3 as in effect from time to time under the 1934 Act, the Board shall, at the time of each such amendment, determine whether or not to submit such amendment of the Plan to the Company's stockholders for approval.

     B. No material amendments shall be made to the provisions of the Automatic Grant Program without the approval of the Company's stockholders.

     C. The provisions of the Automatic Grant Program shall not be amended more than once every six months, as required by SEC Rule 16b-3.

III.  EFFECTIVE DATE AND TERM OF PLAN

     A. The Plan shall become effective when adopted by the Board, but no stock option granted under the Plan shall become exercisable, and no shares shall be issued, unless and until the Plan shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then all stock options previously granted under the Plan shall terminate and no further stock options shall be granted. Subject to such limitation, the Committee

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

may grant stock options under the Plan at any time after the effective date and before the date fixed herein for termination of the Plan.

     B. The Plan shall in all events terminate on the date determined by the Board, but in no event shall the Plan terminate later than February 22, 2004. Upon such termination, any stock options at the time outstanding under the Plan shall continue to have force and effect in accordance with the provisions of the instruments evidencing such grants.

     C. Options may be granted under this Plan to purchase shares of Special Common Stock in excess of the number of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option and within one year thereafter such amendment is approved by the Company's stockholders, if such stockholder approval is deemed necessary by the Board, and (ii) each option granted is not to become exercisable, in whole or in part, at any time prior to the obtaining of such stockholder approval, and provided further that at any time that the Amended and Restated Governance Agreement dated as of October 25, 1995 between the Company and Roche Holdings, Inc. (the "Amended Governance Agreement") remains in effect, any action by the Board pursuant to the foregoing shall require the approval of a majority of the Independent Directors (as such term is defined in Article Eleventh of the Certificate of Incorporation of the Company).

IV.  MISCELLANEOUS PROVISIONS

     A. Any cash proceeds received by the Company from the issuance of shares hereunder shall be used for general corporate purposes.

     B. The implementation of the Plan, the granting of any stock option hereunder, and the issuance of Special Common Stock under the Option Grant Program or the Automatic Grant Program, shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the Special Common Stock issued pursuant to it.

     C. Neither the action of the Company in establishing the Plan, nor any action taken by the Board or the Committee hereunder, nor any provision of the Plan itself shall be construed so as to grant any individual the right to remain in the employ or service of the Company or any of its Parent or Subsidiaries for any period of specific duration, and the Company (or any parent or subsidiary retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause.

     D. Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including (without limitation) the right of the Company (a) to grant options for proper corporate purposes otherwise than under this Plan to any Employee or other person, firm or company or association or (b) to grant options to, or assume the option of, any person in connection with the acquisition (by purchase, lease, merger, consolidation or otherwise) of the business and assets (in whole or in part) of any person, firm, company or association.

                                  ARTICLE FIVE

                         SPECIAL REDEMPTION PROVISIONS

I.  PRIORITY

     To the extent there is a conflict between any of the provisions of this Article Five and any other provision of the Plan, the specific provisions of this Article Five shall be controlling and shall govern the disposition of all such options outstanding at the time the Redemption (as defined below) occurs or no longer can occur.

II.  EFFECT OF REDEMPTION ON VESTED OPTIONS

     A. If the Special Common Stock shall be redeemed at any time as provided in Section (c)(ii) of Article Third of the Certificate of Incorporation of the Company (the "Redemption"), then holders of all outstanding options granted hereunder, to the extent vested immediately prior to the date fixed for the Redemption

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

("Vested Options"), shall promptly be paid for each such Vested Option or right an amount equal to the product of (i) the excess of the redemption price per share fixed in Section (c)(ii) of Article Third (without reduction for the payment of any cash dividends as provided in the fourth sentence of Section
(c)(ii)(C) of Article Third) over the exercise price per share, times (ii) the number of shares covered by such Vested Option or right.

III.  EFFECT OF REDEMPTION ON UNVESTED OPTIONS

     A. Upon the Redemption, each option granted under this Plan, to the extent not vested immediately prior to the date fixed for the Redemption, shall be replaced by a comparable incentive program. Each such continuing option will become exercisable, and the shares purchasable thereunder shall vest, in accordance with the same installment dates such option would have become exercisable, and such shares would have vested, under the vesting schedule specified for that option at the time of grant.

IV.  EFFECT OF NO REDEMPTION

     A. If the Redemption does not occur, upon conversion of the Special Common Stock into Common Stock, each option granted under this Plan prior to such conversion shall remain in effect after such conversion upon the same terms and conditions (including, without limitation, the exercise price per share and the number of shares) in effect for such option immediately prior to such conversion, except that the shares purchasable under each such continuing option shall be shares of Common Stock. Each such continuing option will become exercisable, and the shares purchasable thereunder shall vest, in accordance with the same installment dates such option would have become exercisable, specified for that option at the time of grant.

V.  OTHER

     A. After the earlier of the Redemption or the Conversion Date (as defined in Article Third of the Certificate of Incorporation of the Company), all references in the Plan to Special Common Stock shall automatically become references to Common Stock.

     B. The exercise by Roche Holdings, Inc. or its affiliates of its right to designate nominees to the Board of Directors pursuant to Sections 3.01 and 3.02 of the Amended Governance Agreement shall not constitute a Change in Control.

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